Exhibit 99.1

Nova Partners with ConAgra Trade Group for Feedstock Supply and Biodiesel Sales

HOUSTON, TX — July 26, 2006 — Nova Energy Holding, Inc. (OTC: NVAO) announced today that it has signed feedstock supply and biodiesel sales agreements with ConAgra Trade Group, Inc. for a biodiesel facility to be located in Oklahoma at a site to be determined. The agreements provide that ConAgra Trade Group will procure the vegetable oil and animal-based feedstock requirements for the Nova-owned biodiesel refinery, as well as sell the biodiesel fuel and manage the logistics for the facility.

“We are very fortunate to partner with ConAgra Trade Group,” said Kenneth Hern, Nova’s Chairman and CEO. “By contracting both for feedstock coming into the facility, and biodiesel sales going out, these agreements provide for a total logistics solution for our biodiesel locations. This is an important milestone for our company. We are extremely pleased to have ConAgra involved with us in marketing what we believe will be the highest quality, cleanest burning biodiesel in America.”

The long-term agreements were executed through Nova Biofuels Oklahoma, LLC, a wholly owned subsidiary of Nova. Engineering and procurement for the Oklahoma facility has already been initiated by Nova with respect to long lead time items, such as stainless steel and other important process equipment. Nova expects to have the biodiesel refinery completed in 2007.

“We are pleased to partner with Nova on procurement, logistics and marketing,” said Martin Higgins, executive vice president for business strategies, ConAgra Trade Group. “Our goal is to bring all of our resources and capabilities to the table for Nova, in a shared commitment to provide quality biodiesel.”

About ConAgra
ConAgra Trade Group, Inc. is a subsidiary of ConAgra Foods, Inc. (NYSE: CAG).  ConAgra Trade Group offers customized commodity solutions, including procurement, marketing, distribution and risk management. ConAgra Foods is one of North America’s largest packaged food companies, serving grocery retailers, restaurants and other foodservice establishments, as well as supplying a portfolio of ingredients and services to food manufacturers.  Popular ConAgra Foods brands include: Angela Mia, Banquet, Chef Boyardee, ConAgra Mills, Egg Beaters, Gilroy Foods, Healthy Choice, Hebrew National, Hunt’s, Lamb Weston, Marie Callender’s, Orville Redenbacher’s, PAM, Spicetec and many others.  For more information, please visit www.conagrafoods.com.

About Nova Energy Holding, Inc.
Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novaenergyholding.com.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.